UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2010

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 24, 2010, Mark Chandler, Senior Vice President, Legal Services, General Counsel and Secretary of Cisco Systems, Inc. (“Cisco”), adopted a pre-arranged stock trading plan to exercise Cisco stock options originally granted in 2001 and set to expire in August 2010, and to sell the acquired shares of Cisco stock. Under the plan, Mr. Chandler may sell up to 50,000 shares of Cisco stock. The plan is scheduled to terminate in August 2010.

In addition, on June 25, 2010, Larry R. Carter, a member of Cisco’s board of directors, adopted a pre-arranged stock trading plan to exercise Cisco stock options originally granted in 2001 and set to expire in August 2010, and to sell the acquired shares of Cisco stock. Under the plan, Mr. Carter may sell up to 200,000 shares of Cisco stock. The plan is scheduled to terminate in August 2010.

Further, on June 25, 2010, Randy Pond, Executive Vice President, Operations, Processes and Systems of Cisco, adopted a pre-arranged stock trading plan to exercise Cisco stock options and to sell the acquired shares of Cisco stock. Under the plan, Mr. Pond may sell up to 1,325,266 shares of Cisco stock. The plan is scheduled to terminate in December 2011.

The transactions under each plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Each plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and Cisco’s policies regarding stock transactions.

Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: June 29, 2010	By:	/s/ Frank A. Calderoni
	Name:	Frank A. Calderoni
	Title:	Executive Vice President and Chief Financial Officer